Exhibit 99.1

Investor Relations Contact:

John Lawlor, Cognos

613-738-3503

john.lawlor@cognos.com

Media Relations Contact:

Carrie Bendzsa, Cognos

613-738-1440 Ext. 3431

carrie.bendzsa@cognos.com

COGNOS® APPOINTS DAVID GALLOWAY TO BOARD OF DIRECTORS

Ottawa, Ontario – July 9, 2007 – Cognos Incorporated (Nasdaq:COGN; TSX:CSN), the world leader in business intelligence (BI) and performance management solutions, today announced the appointment of Mr. David Galloway to the company’s board of directors effective today.

Mr. Galloway is a former President and Chief Executive Officer of Torstar Corporation and Harlequin Worldwide. He is currently the Chairman of the board of directors of the Bank of Montreal and a member of the board of directors of Abitibi Consolidated, Inc., Toromont Industries Ltd. and E.W. Scripps Company.

“David brings to our board more than two decades in senior executive roles and tremendous public company board experience,” said Ron Zambonini, Chairman of the Company’s board of directors. “We are looking forward to working with David and benefiting from his diverse insight.”

About Cognos:

Cognos, the world leader in business intelligence and performance management solutions, provides world-class enterprise planning and BI software and services to help companies plan, understand and manage financial and operational performance.

Cognos brings together technology, analytical applications, best practices, and a broad network of partners to give customers a complete performance system. The Cognos performance system is an open and adaptive solution that leverages an organization’s ERP, packaged applications, and database investments. It gives customers the ability to answer the questions – How are we doing? Why are we on or off track? What should we do about it? – and enables them to understand and monitor current performance while planning future business strategies.

Cognos serves more than 23,000 customers in more than 135 countries, and its top 100 enterprise customers consistently outperform market indexes. Cognos performance management solutions and services are also available from more than 3,000 worldwide partners and resellers. For more information, visit the Cognos Web site at http://www.cognos.com.

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Cognos and the Cognos logo are trademarks or registered trademarks of Cognos Incorporated in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

Note to Editors: Copies of previous Cognos press releases and Corporate and product information are available on the Cognos Web site at www.cognos.com, and at BusinessWire’s site at www.businesswire.com.